GRAINGER REPORTS RECORD SALES AND EPS FOR 2008 THIRD QUARTER
Raises 2008 EPS guidance to $6.00 to $6.20

Quarterly Highlights
·	Sales up 11 percent, 9 percent on a daily basis
·	Net earnings up 28 percent
·	EPS up 39 percent
·	Generated year-to-date pretax ROIC of 30.5 percent*
Visit www.grainger.com/investor to access a podcast describing Grainger’s performance in more detail.

CHICAGO, October 14, 2008 – Grainger (NYSE: GWW) today reported record sales, earnings and earnings per share for the quarter ended September 30, 2008.  Sales of $1.8 billion were up 11 percent, 9 percent on a daily basis, versus the third quarter of 2007.  Net earnings for the quarter increased 28 percent to $140 million versus $109 million in 2007.  Earnings per share grew 39 percent to $1.79, versus $1.29 for the 2007 third quarter.  There were 64 sales days in the 2008 third quarter versus 63 days in 2007.

“Our third quarter and year-to-date results are a testimony to Grainger’s winning strategy and our employees’ ability to execute,” said James T. Ryan, Grainger President and Chief Executive Officer.  “Going forward, the credit crisis and its effect on the economy create uncertainty; however, our national scale and local inventory availability help customers be more efficient as they maintain their facilities during these challenging times.”

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using annualized operating earnings based on year-to-date operating earnings divided by a 10 point average for net working assets.  Net working assets are working assets minus working liabilities defined as follows:  working assets equal total assets less cash equivalents (non operating cash), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve.  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees’ profit sharing plans, and accrued expenses.

W.W. Grainger, Inc. – 2008 third quarter results

“With our strong performance this quarter, we are raising our earnings per share guidance this year to $6.00 to $6.20 from $5.80 to $6.10,” Ryan added.

Daily sales for the company increased 11 percent in July, 7 percent in August and 9 percent in September. For the quarter, sales were positively affected by price inflation of approximately 4 percentage points and by market expansion and product line expansion, which contributed approximately 3 percentage points of growth.  Sales for the quarter were negatively affected by approximately 1 percentage point due to lower sales of seasonal products, while they benefited by approximately 1 percentage point from an acquisition completed in July.

Grainger Branch-based segment
Daily sales in the 2008 third quarter for this segment, which includes branch-based businesses in the United States, Mexico, China and Panama, increased 10 percent, 8 percent on a daily basis.  Daily sales grew by 10 percent in July, 6 percent in August and 8 percent in September.  Sales for the quarter were negatively affected by approximately 1 percentage point due to lower sales of seasonal products.  The U.S. branch-based business raised prices in August to reflect higher costs from suppliers.

During the quarter, the U.S. branch-based business did not open any new full service branches, closed three full service branches as a result of relocations under market expansion and closed two will-call express locations.  The company opened one full service branch in Mexico and one in Panama, and closed six will-call expresses in China, bringing the total number of branches in the segment to 460.  A will-call express is a non-inventory carrying branch used by customers to pick up products ordered in advance.

W.W. Grainger, Inc. – 2008 third quarter results

	Third Quarter 2008 Branch Summary
	6/30/08	Opened	Closed	9/30/08
United States
Branch	421		3	418
Will-Call Express	22		2	20
Mexico	19	1		20
China
Branch	1			1
Will-Call Express	6		6	0
Panama		1		1
Total	469	2	11	460

Sales in the U.S. branch-based business increased 10 percent, 8 percent on a daily basis, with the strongest growth coming from government and national account customers.

Market expansion is targeted for completion in 2008, with only four projects remaining in the top 25 metro markets.  Results for market expansion by phase were:

Phase	Markets	3Q’08 Daily Sales Increase	9/30/08 Percent Complete
1	Atlanta, Denver, Seattle	11%	100%
2	Four markets in Southern California	5%	100%
3	Houston, St. Louis, Tampa	10%	100%
4	Baltimore, Cincinnati, Kansas City, Miami, Philadelphia, Washington, D.C.	4%	100%
5	Dallas, Detroit, Greater New York, Phoenix	5%	95%
6	Chicago, Minneapolis, Pittsburgh and San Francisco	7%	95%

Sales growth in certain areas of the country, including Southern California and South Florida, were negatively affected by the local economies. The company expects to see continued incremental sales growth from the market expansion program through 2013.

W.W. Grainger, Inc. – 2008 third quarter results

Product line expansion also contributed to the strong sales performance in the quarter.  The company has added approximately 150,000 new products since 2005.

Sales in Mexico were up 17 percent, 15 percent on a daily basis, in the quarter versus the same period in 2007.  In local currency, daily sales increased 8 percent. Stronger sales in natural resources were partially offset by slower sales in the hospitality and manufacturing sectors.  The company opened one new branch in the third quarter, with two more branches planned for the fourth quarter.

Operating earnings for the quarter were up 31 percent in the Grainger branch-based segment. The operating earnings increase was the result of sizable positive operating expense leverage from strong sales growth, an extra selling day and a 0.8 percentage point increase in gross profit margins.  Operating earnings for the quarter were also aided by lower advertising expenses and a positive adjustment to the reserve for bad debts due to improved collection effectiveness.  The operating earnings improvements were partially offset by start-up expenses related to Panama.

Gains on the sales of fixed assets, primarily related to the market expansion program, totaled $1.5 million in the third quarter of 2008 compared to $1.3 million in the third quarter of 2007.

Acklands-Grainger Branch-based segment
Sales for the quarter were up 17 percent, 15 percent on a daily basis, versus the 2007 third quarter.  In local currency, daily sales were up 14 percent. On a daily basis, sales in local currency were up 13 percent in July, 11 percent in August and 17 percent in September.  Strong sales to agriculture, mining, oil and gas and government customers were partially offset by weakness in the forestry sector. There was a small effect on sales from foreign exchange in the quarter, unlike what was experienced during the first half of the year.  During the quarter, Acklands did not open or close any branches ending the quarter at 154 branches.

Operating earnings increased 38 percent for the 2008 third quarter, primarily the result of strong sales and improved gross margins, which were up 0.7 percentage points.

W.W. Grainger, Inc. – 2008 third quarter results

Lab Safety Supply (LSS)
Sales for the third quarter of 2008 were up 14 percent, 13 percent on a daily basis, versus the 2007 third quarter. Daily sales were up 10 percent in July, 14 percent in August and 14 percent in September.  Sales from the July 2008 acquisition of Highsmith, a direct marketing business serving libraries, contributed all of the sales growth for the quarter; excluding the acquisition, the rest of the business was down 5 percent.

Operating earnings at Lab decreased 14 percent for the 2008 third quarter due to lower gross profit margins and operating expenses which grew faster than sales.  A negative change in selling price mix and lower gross profit margins at Highsmith contributed to a reduction in Lab’s gross profit margins by 1.7 percentage points.  One-time integration costs related to the Highsmith acquisition contributed to the growth in Lab’s operating expenses.

Other
During the quarter, the company recorded net interest expense of $2.8 million versus $2.4 million net interest income recorded in the third quarter of 2007. This was primarily the result of $500 million in intermediate term debt obtained in May 2008 and lower cash balances.

The effective income tax rate was 38.8 percent and 38.4 percent in the 2008 and 2007 third quarters, respectively.  Excluding the effect of equity in net income of unconsolidated entities, the effective tax rate for the 2008 quarter was 38.9 percent versus 38.5 percent in the 2007 quarter.

Cash flow
Operating cash flow was $217 million for the 2008 third quarter versus $157 million for the 2007 third quarter.  The company used cash from operations to fund growth initiatives through net capital expenditures of $32 million and return cash to shareholders in the form of dividends and share repurchases.  The company paid $31 million in dividends to shareholders and repurchased 350,000 shares of stock for $29 million in the quarter.

W.W. Grainger, Inc. – 2008 third quarter results

Approximately 8.8 million shares remain under the current repurchase authorization.  However, given current market conditions, the company has elected to build its cash position.  As of September 30, Grainger had $364 million in cash which provides flexibility for future investment in the business.

For the nine months ended September 30, 2008, sales of $5.3 billion were up 9 percent, versus the nine months ended September 30, 2007.  Net earnings increased 16 percent to $367 million versus $316 million in 2007.  Earnings per share for the nine months ended September 30, 2008 grew 27 percent to $4.65, versus $3.67 for 2007.

W.W. Grainger, Inc. with 2007 sales of $6.4 billion is the leading broad line supplier of facilities maintenance products serving businesses and institutions in the United States, Canada, Mexico, China and Panama. Through a highly integrated network including more than 600 branches, 18 distribution centers and multiple Web sites, Grainger's employees help customers get the job done. Visit www.grainger.com/investor to view information about the company, including a history of daily sales by segment and a Podcast regarding third quarter 2008 results.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities law.  Forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts.  They are generally identified by qualifiers such as “earnings per share”, “expects”, “going forward”, “percent complete”, “targeted for completion” or similar expressions. There are risks and uncertainties the outcome of which could cause the company’s results to differ materially from what is projected.  The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K, Form 10-Q and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and various factors that may affect it.

Contacts:

Media:	Investors:
Ernest Duplessis	Laura Brown
Vice President, Internal & External Communications	Vice President, Investor Relations
847/535-4356	847/535-0409

Robb Kristopher	William Chapman
Director, Media Relations	Director, Investor Relations
847/535-0879	847/535-0881

W.W. Grainger, Inc. – 2008 third quarter results
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	($ in thousands except for per share data)
	2008	2007	2008	2007
Net sales	$1,839,475	$1,658,592	$5,257,377	$4,806,261
Cost of merchandise sold	1,097,127	999,003	3,129,218	2,874,119
Gross profit	742,348	659,589	2,128,159	1,932,142

Warehousing, marketing and administrative expenses	510,891	485,257	1,526,044	1,428,650
Operating earnings	231,457	174,332	602,115	503,492

Other income and (expense)
Interest income	1,602	3,144	3,642	11,182
Interest expense	(4,393)	(721)	(9,591)	(1,817)
Equity in net income of unconsolidated entities	755	470	2,835	353
Unclassified-net	(731)	(41)	569	(53)
Total other income and (expense)	(2,767)	2,852	(2,545)	9,665

Earnings before income taxes	228,690	177,184	599,570	513,157

Income taxes	88,667	68,034	232,130	197,429

Net earnings	$140,023	$109,150	$367,440	$315,728

Earnings per share -Basic	$1.84	$1.33	$4.78	$3.78
-Diluted	$1.79	$1.29	$4.65	$3.67

Average number of shares outstanding -Basic	75,967,774	82,233,231	76,813,709	83,437,184
-Diluted	78,279,422	84,864,258	79,085,640	86,119,670

Segment results:
	2008	2007	2008	2007
Sales
Grainger Branch-based	$1,523,543	$1,385,278	$4,346,857	$4,014,522
Acklands-Grainger	190,754	163,519	565,924	464,851
Lab Safety Supply	127,321	111,199	350,032	330,653
Intersegment sales	(2,143)	(1,404)	(5,436)	(3,765)
Net sales to external customers	$1,839,475	$1,658,592	$5,257,377	$4,806,261

Operating earnings
Grainger Branch-based	$226,602	$173,115	$596,411	$505,027
Acklands-Grainger	14,168	10,243	41,856	29,710
Lab Safety Supply	12,212	14,213	40,596	43,191
Unallocated expense	(21,525)	(23,239)	(76,748)	(74,436)
Operating earnings	$231,457	$174,332	$602,115	$503,492

Company operating margin	12.6%	10.5%	11.5%	10.5%
ROIC* for Company			30.5%	28.9%
ROIC* for Grainger Branch-based			39.4%	37.3%
ROIC* for Acklands-Grainger			14.5%	12.0%
ROIC* for Lab Safety Supply			28.1%	31.2%
* See page 1 for a definition of ROIC

W.W. Grainger, Inc. – 2008 third quarter results
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
	At September 30, ($ in thousands)
Assets	2008	2007
Cash and Cash Equivalents	$364,417	$109,199
Accounts Receivable – net (1)	721,387	674,787
Inventories (2)	961,094	889,166
Prepaid Expenses and Other Assets	63,028	51,861
Deferred Income Taxes	61,395	53,705
Total Current Assets	2,171,321	1,778,718
Property, Buildings and Equipment - net	928,496	860,635
Deferred Income Taxes	72,760	60,644
Investment in Unconsolidated Entities	23,089	9,164
Goodwill	231,945	232,498
Other Assets and Intangibles – net	108,830	118,286
Total Assets	$3,536,441	$3,059,945

Liabilities and Shareholders’ Equity
Short-Term Debt	$16,431	$144,214
Current Maturities of Long-Term Debt	12,923	4,590
Trade Accounts Payable (3)	314,445	377,315
Accrued Compensation and Benefits	275,090	245,282
Accrued Expenses	99,386	94,613
Income Taxes Payable	16,589	11,493
Total Current Liabilities	734,864	877,507
Long-Term Debt (4)	496,562	4,895
Deferred Income Taxes and Tax Uncertainties	23,531	24,590
Accrued Employment-Related Benefits	153,393	168,717
Shareholders’ Equity
Common Stock	54,830	54,829
Additional Contributed Capital	555,410	527,065
Retained Earnings	3,593,931	3,180,680
Accumulated Other Comprehensive Earnings	46,096	55,982
Treasury Stock, at Cost	(2,122,176)	(1,834,320)
Total Shareholders' Equity (5)	2,128,091	1,984,236
Total Liabilities and Shareholders’ Equity	$3,536,441	$3,059,945

(1)	Accounts receivable-net increased by $47 million, or 7%, primarily due to higher sales.
(2)	Inventories increased $72 million, or 8%, primarily due to increased sales volumes and the product line expansion initiative.
(3)	Trade accounts payable decreased $63 million or 17% primarily due to the timing of vendor payments.
(4)	Long-term debt increased $492 million due to the term loan agreement entered into in May 2008.
(5)
Common stock outstanding as of September 30, 2008 was 76,067,844 shares as compared with 79,244,196 shares at September 30, 2007.  The Company repurchased 0.4 million shares during the 2008 third quarter, bringing the total for the year to 4.3 million shares.

W.W. Grainger, Inc. – 2008 third quarter results
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
	Nine Months Ended September 30, ($ in thousands)
	2008	2007
Cash Flows from Operating Activities:
Net Earnings	$367,440	$315,728
Provision For Losses on Accounts Receivable	11,867	7,824
Deferred Income Taxes and Tax Uncertainties	(18,432)	(7,437)
Depreciation and Amortization:
Property, Buildings and Equipment	81,507	75,113
Capitalized Software and Other Intangibles	19,258	18,486
Stock-Based Compensation	36,655	28,988
Tax Benefit of Stock Incentive Plans	1,612	2,820
Net Gains on Sales of Property, Buildings and Equipment	(4,760)	(5,433)
(Income) Losses from Unconsolidated Entities – net	(2,835)	(353)
Change in Operating Assets and Liabilities:
(Increase) in Accounts Receivable	(125,936)	(105,145)
(Increase) in Inventories	(17,360)	(39,532)
Decrease in Prepaid Expenses	645	7,410
Increase in Trade Accounts Payable	13,069	39,188
(Decrease) in Other Current Liabilities	(42,191)	(16,324)
Increase in Current Income Taxes Payable	6,466	3,598
Increase in Accrued Employment-Related Benefits Cost	9,498	17,697
Other – net	(1,186)	(4,876)
Net Cash Provided by Operating Activities	335,317	337,752
Cash Flows from Investing Activities:
Additions to Property, Buildings and Equipment – net	(125,020)	(128,744)
Additions to Capitalized Software	(6,571)	(5,726)
Cash Paid for Business Acquisitions	(33,995)	(4,684)
Investments in Unconsolidated Entities	(6,486)	–
Other – net	19,212	(4,719)
Net Cash Used in Investing Activities	(152,860)	(143,873)
Cash Flows from Financing Activities:
Net (Decrease) Increase in Short-Term Debt	(85,019)	144,428
Long-Term Debt Issuance	500,000	–
Stock Options Exercised	41,103	103,465
Excess Tax Benefits from Stock-Based Compensation	11,733	27,050
Purchase of Treasury Stock	(307,552)	(647,293)
Cash Dividends Paid	(90,384)	(84,766)
Net Cash Provided by (Used in) Financing Activities	69,881	(457,116)
Exchange Rate Effect on Cash and Cash Equivalents	(1,358)	4,132
Net Increase (Decrease) in Cash and Cash Equivalents	250,980	(259,105)
Cash and Cash Equivalents at Beginning of Year	113,437	348,471
Cash and Cash Equivalents at End of Period	$364,417	$89,366

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